Exhibit 99.1
PLAYSTUDIOS, INC. ANNOUNCES 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Revenues and Adjusted EBITDA grew YoY and QoQ in the Fourth Quarter
Introducing FY2023 Financial Guidance
Las Vegas, Nevada – March 9, 2023 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), the developer of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games, today announced financial results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter Financial Highlights
•Revenue was $79.4 million during the fourth quarter of 2022, compared to $71.9 million during the fourth quarter of 2021.
•Net loss was $1.7 million during the fourth quarter of 2022, compared to net income of $0.6 million during the fourth quarter of 2021.
•AEBITDA, a non-GAAP financial measure defined below, was $12.1 million during the fourth quarter of 2022, compared to $12.0 million during the fourth quarter of 2021.
Full Year Financial Highlights
•Revenue was $290.3 million in fiscal year 2022, compared to $287.4 million in fiscal year 2021.
•Net loss was $17.8 million in fiscal year 2022, compared to net income of $10.7 million in fiscal year 2021.
•AEBITDA was $38.3 million in fiscal year 2022, compared to $39.5 million in fiscal year 2021.
Andrew Pascal, Chairman and Chief Executive Officer of PLAYSTUDIOS, commented, “We finished the year with solid momentum, with fourth quarter results ahead of our guidance and consensus expectations. Revenue and AEBITDA exceeded year ago and third quarter results despite an economic and industry backdrop that continues to be challenging. AEBITDA margins were 170bps ahead of third quarter results showing that we are not only growing, we’re growing at a more profitable rate. DAU and MAU for the fourth quarter of 2022 were up substantially over the fourth quarter of 2021 aided by the inclusion of Brainium, which we acquired last October. Adjusted for Brainium, both metrics were largely flat with year ago and third quarter 2022 results. ARPDAU continued to show improvements versus last quarter, with notable gains in Tetris and myVEGAS Bingo.” Pascal further noted, “playAWARDS grew meaningfully in 2022 with partners, available rewards, and player purchases all increasing by double digit percentages vs. year ago levels. 2023 will be a significant year for the platform as we incorporate our playAWARDS loyalty program into our collection of casual games. Integrating our loyalty model into Tetris and the Brainium portfolio will nearly triple its DAU reach and, we believe, demonstrate the “loyalty lift” that can be achieved in any category of gaming.”
He continued “Looking forward, we have exciting plans for 2023. We remain committed to diversifying our collection of games, expanding our player network, and demonstrating the power of playAWARDS. In support of this, we have a balanced portfolio of new, early-stage, and evergreen initiatives, including new Tetris games, optimizations for our Brainium suite of casual games, and new innovations for our social casino suite. This should allow us to drive organic growth as we continue to act on additional strategic M&A opportunities. As part of our ongoing focus on optimizing our execution, we recently initiated some organizational changes, realigning and consolidating key business activities. Under this new structure, we believe we can better maximize the productivity of our assets and drive higher returns on capital.” He further highlighted, “We’ve also been actively repurchasing our stock in the open market, spending $10 million to purchase 2.4 million shares of our stock. Finally, we are introducing 2023 guidance that represents revenue and AEBITDA growth from 2022 levels and a marked increase in our overall profitability. We are excited about the initiatives we are undertaking in 2023 but remain cautious given the continuing challenges in our marketplace and the economy overall.”

Recent Business Highlights
•Integration of Brainium into PLAYSTUDIOS is proceeding smoothly and on plan. While no explicit synergies are currently forecasted, we continue to believe there are many opportunities for the combined company.
•playAWARDS made continuing gains throughout 2022 with available rewards, purchases, and retail value of purchases all growing by double digit percentages versus year ago levels. We expect the platform to be fully integrated into Tetris and the Brainium portfolio in 2023, expanding its reach to approximately 3 million DAU.
•Across the portfolio, the company has a compliment of development-stage, growth-oriented, and evergreen initiatives. This should enable the company to support its forever-franchises, while seeding future growth with early-stage or altogether new products.
•We initiated a $10 million share repurchase program in the fourth quarter, which we recently completed. PLAYSTUDIOS has approximately $40 million remaining of its current share repurchase authorization.
•We continued to scale our studios in Vietnam and Serbia, which now account for nearly 40% of our total development capacity.
Outlook
The Company expects full-year 2023 revenue to be in the range of $300.0 million to $320.0 million. In addition, full-year AEBITDA is expected to be in the range of $47.5 million to $52.5 million.
We have not provided the most directly comparable GAAP measure for our AEBITDA outlook because certain items that are part of the projected non-GAAP financial measure are outside of our control or cannot be reasonably estimated without unreasonable effort.
Conference Call Details
PLAYSTUDIOS will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session.
The call will be accessible via the Internet through https://ir.playstudios.com or by calling (866) 405-1203 for domestic callers and (201) 689-8432 for international callers.
A replay of the call will be archived at https://ir.playstudios.com.
About PLAYSTUDIOS, Inc.
PLAYSTUDIOS (Nasdaq: MYPS) creator of the groundbreaking playAWARDS loyalty platform is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Pop! Slots, myVEGAS Slots, myVEGAS Blackjack, myKONAMI Slots, myVEGAS Bingo, MGM Slots Live, Solitaire, Spider Solitaire and Sudoku. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.
Performance Indicators
We manage our business by regularly reviewing several key operating metrics to track historical performance, identify trends in player activity, and set strategic goals for the future. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, seasonality, player connectivity, and the addition of new content to games. We believe these measures are useful to investors for the same reasons. The key performance indicators may differ from similarly titled measures presented by other companies. For more information on our key performance indicators, please refer to the definitions below and the “Supplemental Data—Key Performance Indicators” section of this press release.
Daily Active Users (“DAU”): DAU is defined as the number of individuals who played a game on a particular day. We track DAU by the player ID, which is assigned for each game installed by an individual. As such, an individual who plays two different PLAYSTUDIOS games on the same day is counted as two DAU while an individual who plays the same PLAYSTUDIOS game on two different devices is counted as one DAU. Brainium tracks DAU by app instance ID, which is assigned to each installation of a game on a particular device. As such, an individual who plays two different Brainium games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as two DAU. The term “Average DAU” is defined as the average of the DAU, determined as described above, for each day during the period presented. We use DAU and Average DAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a daily basis.

Monthly Active Users (“MAU”): MAU is defined as the number of individuals who played a game in a particular month. As with DAU, an individual who plays two different PLAYSTUDIOS games in the same month is counted as two MAU while an individual who plays the same game on two different devices is counted as one MAU, and an individual who plays two different Brainium games on the same day is counted as two MAU while an individual who plays the same game on two different devices is counted as two MAU. The term “Average MAU” is defined as as the average of the MAU, determined as described above, for each calendar month during the period presented. We use MAU and Average MAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a monthly basis.
Daily Paying Users (“DPU”): DPU is defined as the number of individuals who made a purchase in a mobile game during a particular day. As with DAU and MAU, we track DPU based on account activity. As such, an individual who makes a purchase on two different games in a particular day is counted as two DPU while an individual who makes purchases in the same game on two different devices is counted as one DPU. The term “Average DPU” is defined as the average of the DPU, determined as described above, for each day during the period presented. We use DPU and Average DPU to help us understand the size of our active player base that makes in-game purchases. This focus directs our strategic goals in setting player acquisition and pricing strategy.
Daily Payer Conversion: Daily Payer Conversion is defined as DPU as a percentage of DAU on a particular day. Daily Player Conversion is also sometimes referred to as “Percentage of Paying Users” or “PPU”. The term “Average Daily Payer Conversion” is defined as the Average DPU divided by the Average DAU for a given period. We use Daily Payer Conversion and Average Daily Payer Conversion to help us understand the monetization of our active players.
Average Daily Revenue Per DAU (“ARPDAU”): ARPDAU is defined for a given period as the average daily revenue per Average DAU, and is calculated as game and advertising revenue for the period, divided by the number of days in the period, divided by the Average DAU during the period. We use ARPDAU as a measure of overall monetization of our active players.
playAWARDS Platform Metrics
Available Rewards: Available Rewards is defined as the monthly average number of unique rewards available in our applications’ rewards stores. A reward appearing in more than one application’s reward store is counted only once. A reward is counted only once irrespective of the inventory available through that reward. For example, one reward for a free night in a hotel room with ten rooms available for such free night is counted as one reward. Available Rewards only include real-world partner rewards and exclude PLAYSTUDIOS digital rewards. We use Available Rewards as a measure of the value and potential impact of the program for an interested player. It is assumed that the greater the variety and breadth of rewards offered, the more likely players will be to ascribe value to the program.
Purchases: Purchases is defined as the total number of rewards purchased for the period identified in which a player exchanges loyalty points for a reward. Purchases are not adjusted for refunds. Purchases only include purchases of real-world partner rewards and exclude any PLAYSTUDIOS digital rewards. The Company does not receive any compensation or revenues from Purchases. We use Purchases as a measure of audience interest and engagement with our playAWARDS platform.
Retail Value of Purchases: Retail Value of Purchases is defined as the cumulative retail value of all rewards listed as Purchases for the period identified. The retail value of each reward listed as Purchases is the retail value as determined by the partner upon creation of the reward. In the case where the retail value of a reward adjusts depending on time of redemption, the average retail value is used. Retail Value of Purchases only include the retail value of real-world partner rewards and exclude the cost of any PLAYSTUDIOS branded merchandise. We use Retail Value of Purchases to help us understand the real-world value of the rewards that are purchased by our players.
Non-GAAP Financial Measures
To provide investors with information in addition to results as determined by GAAP, the Company discloses Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“AEBITDA”) as a non-GAAP measure that management believes provides useful information to investors. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income or any other operating performance measure calculated in accordance with GAAP.
We define AEBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items). We also present AEBITDA margin, a non-GAAP measure, which we calculate as AEBITDA as a percentage of net revenues.
We believe that the presentation of AEBITDA provides useful information to investors regarding the Company’s results of operations because the measure assists both investors and management in analyzing and benchmarking the performance and value of our business. AEBITDA provides an indicator of performance that is not affected by fluctuations in certain costs or other items. Accordingly, management believes that this measure is useful for comparing general operating performance from period to period, and management relies on this measure for planning and forecasting of future periods. Additionally, this measure allows management to compare results with those of other companies that have different financing and capital structures. However, other companies may define AEBITDA differently, and as a result, our measure of AEBITDA may not be directly comparable to that of other companies. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Reconciliation of Net Income (Loss) to AEBITDA” section of this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating performance, our liquidity and capital resources, the development and release plans of our games, our plans to commercialize the playAWARDS platform as a stand-alone service for use by third parties, our increased capacity and use of personnel in European and Asian studios, and our mergers and acquisition strategy (including our acquisition of Brainium and its expected impact and financial performance), all of which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology that conveys uncertainty of future events or outcomes. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from statements made in this press release, including our ability to develop and publish our games; risks related to defects, errors, or vulnerabilities in our games and IT infrastructure; our ability to attract new, and retain existing, players of our games; the failure to timely develop and achieve market acceptance of new games and maintain the popularity of our existing games; rapidly evolving technological developments in the gaming market; competition in the industry in which we operate; our financial performance; our ability to execute merger and acquisition transactions; legal and regulatory developments; and general market, political, economic and business conditions. Other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2022, and in other filings we make with the SEC from time to time, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to be filed with the SEC. All information provided in this release is based on information available to us as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. We undertake no duty to update this information unless required by law.
SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
Samir Jain, CFA
samir.jain@playstudios.com
(917) 224-1058

Media Relations
BerlinRosen
media@playstudios.com

PLAYSTUDIOS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenues	$79,378	$71,929	$290,309	$287,419
Operating expenses:
Cost of revenue(1)	21,743	21,840	85,400	91,642
Selling and marketing	21,483	18,581	80,819	79,042
Research and development	16,754	14,792	63,315	61,343
General and administrative	11,511	5,512	40,274	27,902
Depreciation and amortization	10,297	7,253	35,562	27,398
Restructuring and related	2,052	703	13,020	3,082
Total operating costs and expenses	83,840	68,681	318,390	290,409
(Loss) income from operations	(4,462)	3,248	(28,081)	(2,990)
Other income (expense), net:
Change in fair value of warrant liabilities	(92)	1,947	1,047	13,933
Interest expense (income), net	875	(29)	1,925	(235)
Other income (expense), net	2,327	13	1,491	(229)
Total other income, net	3,110	1,931	4,463	13,469
(Loss) income before income taxes	(1,352)	5,179	(23,618)	10,479
Income tax benefit (expense)	(351)	(4,561)	5,835	258
Net (loss) income	$(1,703)	$618	$(17,783)	$10,737
Net (loss) income per share attributable to Class A and Class B common stockholders:
Basic	$(0.02)	$0.00	$(0.14)	$0.10
Diluted	$(0.02)	$0.00	$(0.14)	$0.09
Weighted average shares of common stock outstanding:
Basic	130,799	126,074	128,353	111,718
Diluted	130,799	138,635	128,353	124,898
(1)Amounts exclude depreciation and amortization.

PLAYSTUDIOS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except par value amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$134,000	$213,502
Receivables	27,016	20,693
Prepaid expenses	5,148	5,059
Income tax receivable	1,372	2,117
Other current assets	8,443	413
Total current assets	175,979	241,784
Property and equipment, net	17,532	5,289
Operating lease right-of-use assets	15,562	—
Internal-use software, net	36,118	43,267
Goodwill	47,133	5,059
Intangibles, net	41,113	18,755
Deferred income taxes	13,969	6,282
Other long-term assets	4,603	14,408
Total non-current assets	176,030	93,060
Total assets	$352,009	$334,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,425	7,793
Warrant liabilities	3,682	6,521
Operating lease liabilities, current	4,571	—
Accrued liabilities	21,473	15,599
Total current liabilities	34,151	29,913
Minimum guarantee liability	1,500	—
Deferred income taxes	—	—
Operating lease liabilities, non-current	11,660	—
Other long-term liabilities	2,385	1,464
Total non-current liabilities	15,545	1,464
Total liabilities	$49,696	$31,377
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value (100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2022 and December 31, 2021)	—	—
Class A common stock, $0.0001 par value (2,000,000 shares authorized, 116,756 and 110,066 shares issued, and 115,635 and 110,066 shares outstanding as of December 31, 2022 and December 31, 2021, respectively)	11	11
Class B common stock, $0.0001 par value (25,000 shares authorized, 16,457 and 16,130 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively).	2	2
Additional paid-in capital	290,337	268,522
Retained earnings	16,756	34,539
Accumulated other comprehensive (loss) income	(151)	393
Treasury stock, at cost, 1,166 and no shares at December 31, 2022 and December 31, 2021, respectively	(4,642)	—
Total stockholders’ equity	302,313	303,467
Total liabilities and stockholders’ equity	$352,009	$334,844

PLAYSTUDIOS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO AEBITDA
(Unaudited and in thousands, except percentages)
The following table sets forth the reconciliation of AEBITDA and AEBITDA margin, which we calculate as AEBITDA as a percentage of net revenues, to net (loss) income and net (loss) income margin, the most directly comparable GAAP measures.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(1,703)	$618	$(17,783)	$10,737
Depreciation & amortization	10,297	7,253	35,562	27,398
Income tax (benefit) expense	351	4,561	(5,835)	(258)
Stock-based compensation expense	4,164	775	17,727	4,455
Change in fair value of warrant liability	92	(1,947)	(1,047)	(13,933)
Change in fair value of contingent consideration	(2,411)	—	(2,411)	—
Special infrequent(1)	—	—	—	7,500
Restructuring and related(2)	2,052	703	13,020	3,082
Other	(768)	20	(980)	565
AEBITDA	12,074	11,983	38,253	39,546

GAAP revenue	79,378	71,929	290,309	287,419

Margin as a % of revenue
Net (loss) income margin	(2.1%)	0.9%	(6.1%)	3.7%
AEBITDA margin	15.2%	16.7%	13.2%	13.8%

(1)Amounts reported during the year ended December 31, 2021 consist of a transaction bonus and a charitable contribution per the terms of the merger agreement related to the Acies Merger.
(2)Amounts reported during the three months and year ended December 31, 2021 and December 31, 2022 consist of severance-related costs and fees related to evaluating various merger and acquisition opportunities. In addition, amounts reported during the year ended December 31, 2022 also consist of (i) non-cash impairment charge related to the suspension of Kingdom Boss development, (ii) fees related to evaluating various merger and acquisition opportunities, and (iii) fees related to the Tender Offer for the Warrants.

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – KEY PERFORMANCE INDICATORS
(Unaudited and in thousands, except percentages and ARPDAU)

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change	% Change	2022	2021	Change	% Change
Average DAU	3,169	1,292	1,877	145.3%	1,917	1,244	673	54.1%
Average MAU	11,463	4,834	6,629	137.1%	7,932	4,111	3,821	92.9%
Average DPU	29	33	(4)	(12.1%)	29	34	(5)	(14.7%)
Daily Payer Conversion	0.9%	2.6%	(1.7)pp	(65.4%)	1.5%	2.7%	(1.2)pp	(44.4%)
ARPDAU (in dollars)	$0.26	$0.61	$(0.35)	(57.4%)	$0.41	$0.63	$(0.22)	(34.9%)

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – PLAYAWARDS PLATFORM METRICS
(Unaudited and in thousands, except available rewards)

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change	% Change	2022	2021	Change	% Change
Available Rewards (in units)	574	542	32	5.9%	556	477	79	16.6%
Purchases (in units)	512	482	30	6.2%	2,224	1,970	254	12.9%
Retail Value of Purchases	$30,212	$28,804	$1,408	4.9%	$127,803	$114,426	$13,377	11.7%